UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 9, 2005
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28472	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Section 3 - Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(b) On March 9, 2005, Peter G. Hanelt resigned from the Board of Directors of Digital Video Systems, Inc. (the "Company"). See Item 5.02 below. At the time of his resignation, Mr. Hanelt was one of three independent directors, which constituted a majority of independent directors comprising the Board. His resignation leaves one vacancy on the five-member board, the composition of which currently consists of two independent directors and two inside directors. Mr. Hanelt also was a member of the Audit Committee, and his departure leaves a two person Audit Committee.

On March 11, 2005, in accordance with the rules and regulations of The Nasdaq Stock Market, the Company notified Nasdaq that it currently does not have a majority of independent directors sitting on its Board. Nasdaq Marketplace Rule 4350(c) requires that each Nasdaq-listing company have at least a majority of independent directors. However, Rule 4350(c) further provides that if an issuer fails to comply with this requirement due to one vacancy, the issuer shall regain compliance with the requirement by the earlier of its next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. The Company intends to begin its search for a new independent director immediately and to be in compliance with this requirement no later than its next annual stockholders meeting, which will be held during 2005.

In connection with the notice to Nasdaq discussed in the previous paragraph, on March 11, 2005, the Company also notified Nasdaq that, as a result of Mr. Hanelt's resignation, it does not currently have an Audit Committee consisting of at least three independent directors who otherwise meet the requirements for membership on that committee, in accordance with Marketplace Rule 4350(d)(2). However, Rule 4350(d)(4)(B) provides that if an issuer fails to comply with the audit committee composition requirement under Rule 4350(d)(2)(A) due to one vacancy on the audit committee, the issuer will have until the earlier of the next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement to once again come back into compliance. The Company intends to elect a qualified independent board member to fill the vacancy who also meets the requirements for Audit Committee membership no later than its next annual stockholders meeting.

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On March 9, 2005, Peter G. Hanelt resigned from the Board of Directors, effective immediately, due to family medical demands that will require a substantial amount of his time now and in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: March 14, 2005